EXHIBIT 99.1

LTX-Credence Announces Effectiveness of Reverse Stock Split

MILPITAS, Calif., Sept. 30, 2010 (GLOBE NEWSWIRE) -- LTX-Credence Corporation (Nasdaq:LTXC) today announced that its previously announced one-for-three reverse stock split became effective as of 5:00 p.m., Eastern time, on September 30, 2010. The reverse stock split will be effective for trading purposes at the opening of the market on October 1, 2010. Due to the reverse stock split, LTX-Credence's common stock will now trade under a new CUSIP number, 502403 207. In addition, the common stock will temporarily trade under the symbol LTXCD for 20 trading days, after which time the symbol will revert to LTXC.

As a result of the reverse stock split, each outstanding share of LTX-Credence common stock was automatically changed into one-third of a share of common stock. Also, as previously announced, the number of authorized shares of LTX-Credence common stock was fixed on a post-split basis at 150,000,000 in connection with the reverse stock split.

No fractional shares will be issued as a result of the reverse stock split. Holders of common stock who would otherwise receive a fractional share of common stock pursuant to the reverse stock split will receive cash in lieu of the fractional share.

Computershare Trust Company, N.A. is the exchange agent for the reverse stock split and will distribute a letter of transmittal to record holders with instructions for the surrender and exchange of old stock certificates and for receiving cash in lieu of fractional shares, if applicable. Stockholders who hold their shares in "street name" will be contacted by their banks or brokers with any instructions.

About LTX-Credence Corporation

LTX-Credence is a global provider of ATE solutions designed to deliver value through innovation enabling customers to implement best-in-class test strategies to maximize their profitability. LTX-Credence addresses the broad, divergent test requirements of the wireless, computing, automotive and entertainment market segments, offering a comprehensive portfolio of technologies, the largest installed base in the Asia-Pacific region, and a global network of strategically deployed applications and support resources. Additional information can be found at www.ltxc.com.

CONTACT: LTX-Credence Corporation
         Rich Yerganian
         781.467.5063
         rich_yerganian@ltxc.com